UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 19, 2005

Date of Report (Date of earliest event reported)

FTD GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32425	87-0719190
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3113 Woodcreek Drive Downers Grove, Illinois		60515
(Address of principal executive offices)		(Zip Code)

(630) 719-7800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

On April 19, 2005, FTD Group, Inc. adopted a new compensation arrangement for outside directors serving on its Board of Directors and related committees.  Under the new arrangement, outside directors will receive a $25,000 annual retainer, $5,000 per Board meeting attended in person ($1,000 per meeting attended by phone), a one-time grant of an option to purchase 25,000 shares of FTD Group, Inc.’s common stock upon joining the Board of Directors (one-third to vest on the grant date, one-third to vest one year from grant date and one-third to vest two years from the grant date) and an annual grant of an option to purchase 2,500 shares of FTD Group, Inc.’s common stock on the date of FTD Group, Inc.’s annual shareholders meeting (vesting one year from the grant date).  Outside directors on the Audit Committee will also receive a $7,500 annual retainer ($20,000 for the Audit Committee Chairman) and $2,000 per meeting attended in person ($1,000 per meeting attended by phone).  Outside directors on the Compensation Committee and Corporate Governance Committee will also receive $2,000 per meeting attended in person ($1,000 per meeting attended by phone).  In addition, if an outside director is Chairman of the Compensation Committee or Corporate Governance Committee, the Chairman of that committee will receive an annual retainer of $5,000.

Item 5.02                     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 19, 2005, Mr. Adam Aron was appointed to FTD Group, Inc.’s Board of Directors and to the Board’s Audit Committee and Nominating and Corporate Governance Committee.  In addition, Mr. Aron was appointed Chairman of the Audit Committee.  In connection with the appointment, the size of FTD Group, Inc.’s Board of Directors was increased from six members to seven members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD GROUP, INC.

By:	/s/ Carrie A. Wolfe
Name: Carrie A. Wolfe
Title: Chief Financial Officer

Date: April 21, 2005